Exhibit 10.7

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into this 31st day of July, 2005 (the “Effective Date”), by and between Cygne Designs, Inc., a Delaware corporation (“Cygne”), with its principal executive office at 11 West 42nd Street, New York, New York 10036), and Commerce Clothing Company, LLC, a California limited liability company (“Commerce”) with its principal executive office at 5804 East Slauson Avenue, Commerce, California 90040.

WITNESSETH:

WHEREAS, Cygne is, among other things, a seller of apparel products; and

WHEREAS, the parties have entered into a separate Asset Purchase Agreement dated the same date as this Agreement, pursuant to which Cygne has acquired from Commerce certain assets and properties formerly used by Commerce in the operation of its business of selling and distributing branded and private label denim-related products; and

WHEREAS, the parties now desire to enter into this exclusive Agreement whereby Commerce will provide certain Services (as defined herein) for Cygne under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants, representations and good and valuable consideration hereinafter set forth, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Term.

(a) Initial Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the earlier of (i) two (2) years after the Effective Date and (ii) the date this Agreement is otherwise terminated in accordance with the provisions hereof (such period referred to herein as the “Initial Term”).

(b) Renewal Term. This Agreement will automatically renew for consecutive one (1) year terms under the same terms and conditions set forth herein (each a “Renewal Term”) unless terminated by either party upon delivering written notice to the other party at least ninety (90) days but not more than one hundred twenty (120) days prior to the end of the then existing term. The Renewal Term(s), if any, and the Initial Term are collectively referred to herein as the “Term.”

2. Warehouse Facilities. The Services, defined below, will be rendered by Commerce at the following facilities:

5804 E. Slauson Avenue

Commerce, California 90040

ITC

309 Nafta Boulevard

Loredo, Texas 78045

3. Services and Performance. In accordance with the terms of this Agreement, during the Term of this Agreement, Commerce shall, upon Cygne’s request, provide services, as described in Annex A attached hereto and incorporated into this Agreement, to Cygne with respect to Cygne’s apparel products (the “Services”). Commerce shall be the sole and exclusive provider of Services to Cygne and Cygne agrees that, during the Term of this Agreement, it shall not utilize any third party to provide such Services to Cygne without the prior written consent of Commerce.

4. Consideration.

(a) Distribution and Operations Services. As consideration for the Services provided hereunder, Cygne will pay Commerce a fixed rate per apparel unit of Fifty Cents ($0.50) (the “Unit Rate”).

(b) On an annual basis, Commerce may increase the Unit Rate based upon economic factors. Any requests for increases in the Unit Rate that Commerce submits to Cygne shall be accompanied by supporting documentation and shall be determined upon the mutual agreement of the parties; provided, that in no event shall the Unit Rate be increased by more than the lesser of five percent (5%) per annum or the annual increase in the Consumer Price Index (CPI) for the corresponding year. In the event that the parties, after good faith negotiation, are unable to agree upon the increase to the Unit Rate, the matter shall be submitted to arbitration. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms. Pending the final decision of the arbitrator, this Agreement shall stay in full force and effect.

5. Auditing Procedures.

(a) During the Term, Cygne’s personnel and/or its agents and representatives, shall have the right to inspect Commerce’s records relating to this Agreement and the Services provided herein, and perform inventory audits with respect to the inventory held by Commerce on behalf of Cygne, upon at least ten (10) days prior written notice to Commerce, during regular business hours, and not more frequently than once per each of Cygne’s fiscal quarters. Commerce shall provide reasonable assistance and access to its facilities, personnel and materials for such purposes. Without limiting the foregoing, Cygne shall, at the end of each of the second and fourth quarters, take an accounting of the inventory held by Commerce on behalf of Cygne. Overages and shortages will be balanced to a net result at the end of each fiscal year of Cygne during the Term.

(b) If there is a net shortage of units after the overages and shortages have been balanced to a net result, then, within 10 tens after the parties’ mutual agreement on the determination of the net shortage determination, Commerce shall pay to Cygne an amount equal to the direct and invoiced manufacturing costs actually incurred by Cygne in connection with the units included in such net shortage (the “Shortage Payment”).

(c) In the event there is a net shortage of units pursuant to subsection (b) above and any of the units included in such shortage are subsequently located causing a net overage of units after the overages and shortages have been balanced to a net result at the end of any fiscal year pursuant to subsection (a) above, then Cygne shall reimburse Commerce for that portion of the Shortage Payment made to Cygne by Commerce applicable to the units included in such net overage, with reasonable deductions for the aging of the units.

6. Fees, Expenses and Payment Conditions.

(a) Services Fees. The fees for Services will be invoiced on a monthly basis and will be computed based on the actual number of units processed for that month multiplied by the Unit Rate.

(b) Packaging Costs. Purchases of packaging and shipping materials shall be invoiced monthly and paid by Cygne based on the actual cost of materials purchased that month.

(c) Other Costs. Purchases of all other items associated with the provision of the Services contemplated herein, including, but not limited to freight, office supplies, and postage, shall be invoiced monthly and paid by Cygne based on the actual cost of any such items purchased that month.

(d) Special Handling Fees. Special activities such as quality control, annual inventory, customized repairs, customized finishing, labeling, tagging or packaging, and specialized administrative and management projects shall be performed by Commerce only after receipt of a written authorization from Cygne containing mutually agreed upon fixed hourly rates for such special activities. These activities will be invoiced monthly, based on the actual number of hours worked.

(e) Payment Conditions. Cygne shall pay each invoice net 30 (thirty) days from the date of the invoice, by either cash or letter of credit, provided however, that Cygne may, in its discretion, make such payments prior to the end of such 30-day period to the extent sufficient funds are available therefore. Invoices shall be sent by mail or by courier within five (5) days after the invoice date.

7. Insurance and Indemnification.

(a) All of Cygne’s products which are subject to the Services provided for herein (the “Products”) shall be insured by Cygne while in the custody and under the control of Commerce, for the benefit of both Cygne and Commerce. Commerce represents that it is insured for professional and third party liabilities on standard business conditions. Commerce shall be liable for property damage and/or loss caused during the performance of Services due to its proven gross negligence or willful misconduct.

(b) Each party to this Agreement shall defend and indemnify the other and hold it harmless from and against any and all liability, damages, costs and expenses (including attorneys’ fees), arising from any willful misconduct or gross negligence of the indemnifying party, or any of its officers, contractors, licensees, agents, servants or employees.

(c) Each party shall, upon the request of the other party, furnish such other party with copies of all insurance policies concerning its standard business liability coverage. Each party shall ensure that premiums due with respect to such insurance policies are made when due and fully paid and are in full force and effect.

(d) Damage Limitations. NEITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES, SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER INDIVIDUAL OR ENTITY FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND OR NATURE, RELATING TO OR ARISING OUT OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO ANY LOSS OF REVENUES, ANTICIPATED PROFITS OR SAVINGS, OR LOSS BY REASON OF SHUTDOWN IN OPERATION OR FOR INCREASED EXPENSES OF OPERATION.

8. Security, Safety and Environmental Matters.

(a) As soon as practicable after the execution of this Agreement, Cygne will provide Commerce with a listing of its representatives and any other authorized third parties who may enter the warehouse and act on behalf of Cygne. Commerce will only allow employees or agents of Commerce, Cygne and/or third parties authorized by Cygne to enter the warehouse as necessary to administer the terms of this Agreement. Cygne’s authorized personnel, including the personnel of third parties authorized by Cygne, shall have access to the warehouse at all reasonable times upon notice to Commerce and without notice in the event of emergencies. In no event shall Cygne’s authorized personnel located at the warehouse be considered employees, representatives or agents of Commerce for any purpose whatsoever. Cygne’s authorized personnel shall be subject to the same general rules and regulations regarding safety, security and environmental procedures and processes that generally apply to non-Cygne authorized personnel at the warehouse.

(b) Commerce shall, at its sole cost, provide and maintain adequate and customary security measures, including, but not limited to, alarms, gates and locks, relating to the warehouse facilities. Cygne shall, at its sole cost, provide any additional security personnel it deems necessary relating to protection of the Products at the warehouse facilities.

(c) Commerce shall, at its sole cost, apply for and maintain during the Term of this Agreement all licenses and authorizations required for performing the Services. Commerce shall comply with all federal, state and local applicable laws and regulations in performing the Services, including, but not limited to, those regarding safety, health and environmental matters.

9. Confidential Information. Each party acknowledges and agrees that it may have access to information, including, but not limited to, intellectual property, trade secrets, business information, ideas and expressions, which are proprietary to and/or embody the substantial creative efforts of the other party (“Confidential Information”). The parties agree that Confidential Information will remain the sole and exclusive property of the disclosing party (“Disclosing Party”), and the receiving party (“Receiving Party”) agrees to maintain and preserve the confidentiality of such information, including, but without limitation, taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own confidential information. All materials and information disclosed by either party to the other will be presumed to be Confidential Information and will be so regarded by the Receiving Party unless, the Receiving Party can prove that the materials or information are not Confidential Information. For the purposes of this section:

(a) The parties agree that the Confidential Information will be disclosed for use by the Receiving Party only for the limited and sole purpose of carrying out the terms of this Agreement.

(b) The Receiving Party agrees not to disclose or permit any other person or entity access to the Confidential Information, except that such disclosure will be permitted to an employee, agent, representative or independent contractor of the Receiving Party requiring access to the same.

(c) The Receiving Party agrees: (i) not to alter or remove any identification of any copyright, trademark or other proprietary rights notice which indicates the ownership of any part of the Confidential Information, and (ii) to notify the Disclosing Party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Agreement.

(d) Confidential Information will exclude any information that (i) has been or is obtained by the Receiving Party from a source independent of the Disclosing Party and not receiving such information from the Disclosing Party, (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Disclosing Party or its personnel, or (iii) is independently developed by the Receiving Party without reliance in any way on the Confidential Information provided by the Disclosing Party; or (iv) the Receiving Party is required to disclose under judicial order, regulatory requirement, or statutory requirement, provided that the Receiving Party provides written notice and an opportunity for the Disclosing Party to take any available protective action prior to such disclosure.

10. Assignment of Duties. This Agreement may not be assigned by any party hereto to any other person, firm, or entity without the express written approval of the other party hereto and any attempt at assignment in violation of this section will be null and void; provided that, notwithstanding the foregoing, Commerce shall have the right to assign this Agreement to an affiliate of Commerce upon written notice to Cygne, without being required to obtain the consent or approval of Cygne.

11. Termination. This Agreement may be immediately terminated by either party upon (i) failure of the other party to comply with laws and regulations which materially affect such party’s contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof; (ii) any material breach of this Agreement by the other party which is not cured within thirty (30) days of receipt of written notice thereof, or (iii) the mutual agreement of the parties.

12. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof. The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Agreement will exclusively be in the state or federal courts located in Los Angeles County, California.

13. Submission to Jurisdiction; Service of Process.

(a) Commerce hereby irrevocably agrees that any lawsuit commenced by Commerce against Cygne or any of its affiliates in connection with any dispute arising out of or relating to this Agreement (each, a “Commerce Lawsuit”) shall be brought by Commerce solely in a federal or state court located within the County of Los Angeles, State of California, and, in connection with each Commerce Lawsuit, each of the parties hereto irrevocably agrees to submit to the exclusive jurisdiction of any federal or state court located within the County of Los Angeles, State of California and irrevocably agrees to waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any Commerce Lawsuit brought in such court or any defense of inconvenient forum for the maintenance of such Commerce Lawsuit in such court.

(b) Cygne hereby irrevocably agrees that any lawsuit commenced by Cygne against Commerce in connection with any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby (each, a “Cygne Lawsuit”) shall be brought by Cygne, as the case may be, solely in a federal or state court located within the County of Los Angeles, State of California, and, in connection with each Cygne Lawsuit, each of the parties hereto irrevocably agrees to submit to the exclusive jurisdiction of any federal or state court located with the County of Los Angeles, State of California and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any Cygne Lawsuit brought in such court or any defense of inconvenient forum for the maintenance of such Cygne Lawsuit in such court.

(c) Each of the parties hereto agrees that a judgment in any Commerce Lawsuit or Cygne Lawsuit may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by either party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with Section 13 below.

(d) All expenses (including, without limitation, legal fees and expenses) incurred by the prevailing party in any Commerce Lawsuit or Cygne Lawsuit in connection with, or in prosecuting or defending, any such claim or controversy shall be paid by the other party.

14. Notices. All notices, demands or requests which are required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, sent by telecopy or mailed by prepaid registered mail to the affected party at the address indicated for such party on the first page hereof or to such other address as such party may from time to time advise the other party hereto.

15. Force Majeure. Whenever a period of time is provided for in this Agreement for any of the parties to do or perform any act or obligation, none of the parties shall be liable for any delays or inability to perform due to causes beyond the reasonable control of said party, such as war, riot, insurrection, rebellion, strike, lockout, unavoidable casualty, or damage to personnel, material or equipment, fire, flood, storm, earthquake, tornado, act of terror or any act of God; provided, that such time period shall be extended for only the actual amount of time said party is so delayed; and provided further, that any payment obligation under this Agreement shall not be extended. In the event Commerce is so delayed, Cygne may obtain Services elsewhere during the time of such delay.

16. Amendments. This Agreement may not be amended, modified, supplemented or waived orally, and may only be so amended, modified, supplemented or waived by an instrument in writing executed by the parties hereto.

17. Binding Effect. This Agreement and all the terms and provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted successors and assigns.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

19. Entire Agreement. This Agreement contains the entire understanding and Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, between the parties. Cygne agrees that the terms of any purchase orders issued by it which are inconsistent with the terms hereof shall be inapplicable unless expressly accepted in writing by Commerce.

20. Survival. Sections 7(b) and 7(e) of this Agreement shall survive the termination or expiration of this Agreement.

21. Severability. In the event that in any legal proceedings before a competent tribunal it is determined that any of the sections of this Agreement or any subsection, provision or, part thereof is invalid, such section, subsection, provision or part thereof shall be deemed to be severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Distribution Agreement as of the day and year first above written.

COMMERCE CLOTHING COMPANY, LLC

By:	/s/ Hubert Guez
Name:	Hubert Guez
Title:	President

CYGNE DESIGNS, INC.

By:	/s/ Bernard Manuel
Name:	Bernard Manuel
Title:	President

ANNEX A

DISTRIBUTION SERVICES TO BE PROVIDED BY COMMERCE:

•	All warehousing functions:

•	receiving

•	storage

•	shipping

•	order processing

•	maintenance of perpetual inventory

•	all direct labor and management services

•	space

•	utilities

•	maintenance and repair

•	medical insurance

OPERATIONS SERVICES TO BE PROVIDED BY COMMERCE:

•	Order Entry

•	Customer Service

•	MIS

•	Order Allocation

•	Billing

•	Office Supplies